Exhibit 10(az)

PERSONAL AND CONFIDENTIAL

April 15, 2015

Mr. Dean Childers
217 Eagle Cliff Cove
Huntertown, IN 46748

Dear Dean:

We are pleased to confirm our offer for the position of Senior Vice President – Strategic Initiatives with Invacare Corporation, reporting directly to me.

The following represents the terms and conditions of your employment:

Compensation

Salary – Your starting base salary for this position will be $350,000.00 when calculated on an annual basis. This rate is calculated for convenience purposes only and is not intended to be construed as a contract of employment for any fixed period of time.

Bonus – You are eligible to participate in the Key Management Incentive Plan at the 62.50% level. Evaluation of your performance will be made on a pro-rata basis, determined by your length of service in 2015. Payment of any bonus earned under this plan will be made by March 15, 2016.

Sign-On Bonus – You will receive a sign-on bonus in the amount of $100,000; $70,000 of which will be paid on the first day of employment with Invacare. The balance of which, $30,000, to be paid within sixty days of your first day of employment with Invacare. You are responsible for all applicable taxes associated with this payment. This Sign-On Bonus is also intended offset the approximately $75,000 you will owe your previous employer upon resignation. In the event that you leave Invacare prior to one year from your hire date, you will be responsible to pay back this amount, paid in full to Invacare.

Restricted stock

Upon acceptance of our offer, you will be eligible to receive a restricted stock grant in the amount of 11,000 shares.  Restrictions will lapse on one-third of the grant each year over the next three years.  Restricted Shares are granted on your start date.  Once granted, you will receive certificates with additional details about the restricted shares.  Subject to review and approval by the Compensation Committee of the Board of Directors of Invacare Corporation, you will be eligible to receive restricted stock grants on an annual basis.

Severance Payment

In the event that your employment is terminated by Invacare without cause, you will receive a severance benefit in the amount equal to six months of your base salary in effect at the time of termination. For purposes of this paragraph, termination by Invacare without cause shall mean termination by Invacare for any reason other than (a) death, (b) disability, (c) failure by you to perform the duties and responsibilities of your position, (d) conduct by you which adversely affects Invacare’s business reputation or which is otherwise contrary to the best interests of Invacare and/or (e) a breach by you of the terms of this letter or the Technical Information and Non-Competition Agreement and conflict of interest documents referred to below. Termination by Invacare for any of the reasons set forth in (a)-(e) of the preceding sentence shall be termination for cause.

Change of Control

Invacare will provide a Change of Control Agreement within 30 days of hire. This Agreement will specify that if your employment is terminated as the result of a change of control you will receive 12 months of severance.

Benefits

Health Benefits – You will be eligible to participate in Invacare’s comprehensive benefits program which includes: medical, prescription, dental, and vision coverage; life insurance; and short- and long-term disability. This program will be available to you on the first day of the month following employment.

Retirement Plan – The Invacare Retirement Savings Plan includes a 401(k) program, Employer Match and a Discretionary Invacare Quarterly Contribution (IQC). You may begin contributing to the 401(k) program immediately and will be eligible to receive the Employer Match after six months of service. Should you choose to participate in the 401(k) program, Invacare will make matching contributions equal to 100% of the first 1% of your salary deferrals, plus 50% of the next 2% of your salary deferrals after you have completed six months of service.

Enhanced Retirement Plan – Additionally, because your annual income meets or exceeds the IRS Highly Compensated Limit, you will be eligible to participate in our non-qualified retirement savings plan, the Deferred Compensation Plan (“dcPlus Plan), effective January 1, 2016. This plan allows you to maximize salary deferrals and employer contributions on compensation that exceeds annual limits.

Vacation – You are eligible for three weeks of vacation.

Health Management Program – You will be eligible to participate in the Executive Health Management Program at the Cleveland Clinic Department of Preventative Medicine.

Relocation & Related Taxes

You will be eligible for the Invacare’s relocation program. Per the guidelines in the attached Relocation Policy, if you voluntarily terminate employment or are terminated for cause within twenty-four (24) months from the effective date of relocation or hire, relocation benefits will cease immediately and you must repay all or a prorated amount of the relocation expenses previously reimbursed or paid by the Company. Details of the package are provided in the attached Relocation Policy and Benefit Package. To participate in the Company’s program, please contact Ann Wilgor, Invacare’s Relocation Administrator, at 440/329-6006 to begin the process. Please do not contact a realtor or related party prior to contacting Ann.

This offer is contingent upon verification of your eligibility for employment under the provisions of the Immigration Reform and Control Act of 1986. Prior to the first day you report for work, you will receive an email directing you to complete Section I of the Federal I-9 form on-line. On the first day you report for work, please bring with you a valid driver’s license and original Social Security card, or other identification acceptable for employment identification, and present it to your Human Resources representative.

You will be required to review and sign a technical information and non-competition agreement, and a conflict of interest document as a condition of your employment.

This offer is also contingent upon you successfully completing a pre-employment drug screen, background investigation and reference-checking process. Upon accepting this offer, you will receive an email instructing you how to initiate the background investigation through our on-line vendor. You will receive a second email with instructions for completing your pre-employment drug screen at a local drug screening facility.

Dean, we are excited about having you join the Invacare team. Upon signing this offer, a mutually agreed upon start date will be determined. In the interim, if there are any questions regarding this offer, please contact me at (440) 329-6101.

Sincerely,

/s/ Matthew E. Monaghan

Matthew E. Monaghan
President and Chief Executive Officer

To acknowledge acceptance of this offer, please sign below and return one copy to me.

/s/ Dean J. Childers	April 19, 2015
Signature	Date